EXHIBIT 99.1

NEWS RELEASE for March 16, 2005 at 7:30 AM EST

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS FIRST FULL-YEAR OF PROFITABILITY;

ANNOUNCES YEAR-END, FOURTH QUARTER RESULTS

DEARBORN, MI (March 16, 2005) . . . Amerigon Incorporated (Nasdaq:ARGN) today reported its first full year of profitability for the year ended December 31, 2004. President & Chief Executive Officer Daniel R. Coker said that the Company achieved this milestone through strong acceptance of its proprietary Climate Control Seat™ (CCS™) by consumers of the 15 vehicle lines currently offering the system and an ongoing effort made by Amerigon during the year to lower the cost of system components and employ more efficient manufacturing and logistics methods that resulted in higher gross margins.

Also significant in 2004, was the progress made by the Company’s BSST subsidiary in signing development agreements with Carrier Corporation, a subsidiary of United Technology Corporation, and Visteon Corporation to develop automotive and non-automotive heating and cooling products using BSST’s highly efficient and environmentally friendly thermoelectric device (TED) technology.

Revenues for 2004 increased 13 percent to $32.7 million based on the shipment of more than 500,000 CCS units compared with revenues for 2003 of $29.0 million and 446,000 shipped CCS units. Net income for 2004 was $1.1 million, or $0.05 per fully diluted share, up from a net loss for 2003 of $1.4 million, or $0.12 loss per fully diluted share. The 2004 results included approximately $198,000 of development expense for the Company’s BSST subsidiary that was not fully reimbursed by BSST customers compared with $383,000 for the prior year.

The year-over-year growth in revenues was primarily due to the addition since the fourth quarter of 2003 of CCS as an option on the Cadillac Escalade ESV and Nissan Fuga (a counterpart to the Nissan Cima) and the effect of a full year of production for vehicles which added the CCS product as an option during 2003, including the Mercury Monterey, Cadillac XLR, Cadillac DeVille, Hyundai Equus and Nissan Cima vehicle lines. Gross margin as a percentage of sales for 2004 rose to 26.0 percent from 20.8 percent in 2003, reflecting improved product mix and the continued impact of cost reduction activities.

“Fiscal 2004 was a year of significant achievement for Amerigon as we reported our first full year of profitability as planned,” Coker said. “We were able to accomplish this despite a difficult year for the industry. Strong adoption of CCS by consumers in vehicles offering the option continued to grow as we worked to expand our relationship with existing automotive manufacturers and penetrate the Asian and European markets, while containing our costs and prudently managing our resources.”

For the 2004 fourth quarter, revenues were $7.8 million and net income was $258,000, or $0.01 per fully diluted share. This compares with revenues for the fourth quarter of 2003 of $8.9 million and net income of $265,000, or $0.01 per fully diluted share. The 2003 fourth quarter results included shipments of a large number of CCS systems to General Motors and its seat manufacturers, which were needed to meet the “system fill” inventory requirements for the introduction of CCS in the initial launch of the Cadillac DeVille and the Cadillac Escalade ESV, as was the case in the 2003 third quarter. Soft sales of certain high-end vehicles, including SUVs (Sport Utility Vehicles) and selected luxury vehicles which offer CCS, were among the factors that lead to lower revenues in the fourth quarter of 2004 compared with the year-earlier period.

Gross margin as a percentage of revenue for this year’s fourth quarter rose significantly to 28.7 percent, up from 19.8 percent for the prior year period, reflecting improved product mix and the continued impact of cost reduction activities. The 2004 fourth quarter results included approximately $16,000 of development expense for the Company’s BSST subsidiary that was not fully reimbursed by BSST customers compared with $35,000 for the year-earlier period.

“We believe the softness in vehicle sales will continue throughout the automotive industry in 2005,” Coker said, “but believe we can achieve growth in CCS unit volume and revenue in the 10 to 15 percent range over 2004 and maintain profitability. We will continue to strive to reduce our costs to improve margins and profitability and increase cash flow from operations. We also expect to announce the incorporation of CCS in a number of future vehicle lines during the year as we complete pre-production activity for 2006 programs.”

The December 31, 2004 balance sheet showed cash and cash equivalents of $7.6 million, total assets of $16.3 million, shareholder equity of $10.2 million and no bank debt.

There are currently 15 vehicle lines from five major automotive manufacturers offering CCS. The vehicle lines currently offering CCS are Lincoln Navigator SUV, Lexus LS 430 luxury sedan, Toyota Celsior luxury sedan, Infiniti M45 luxury sports sedan, Ford Expedition SUV Eddie Bauer edition, Lincoln Aviator SUV, Infiniti Q45 luxury sedan, Lincoln LS luxury sedan, Cadillac XLR roadster, Cadillac Escalade ESV SUV, Mercury Monterey minivan, Cadillac Sedan Deville, Hyundai Equus luxury sedan, Nissan Cima luxury sedan, and Nissan Fuga mid-sized sedan.

Conference Call

As previously announced, Amerigon is conducting a conference call to review the financial results today at 11:30 AM EST (Eastern). The dial-in number for the call is 1-800-253-6872. A live webcast and archive of the call can be accessed at www.amerigon.com.

About Amerigon

Amerigon designs, develops and markets its proprietary Climate Control Seat™ (CCS™) products for sale to automotive and truck original equipment manufacturers (OEMs). CCS enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon’s subsidiary, BSST, is engaged in developing thermoelectric devices (TED) with more efficiency than currently available devices and has development contracts with several customers to expand the market for TED-based automotive and non-automotive products. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, necessary additional financing may be unavailable, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to the Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-QSB for the period ending September 30, 2004 and its Form 10-K for the year ended December 31, 2004.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Product revenues	$7,788	$8,942	$32,710	$29,042
Cost of sales	5,555	7,171	24,209	23,002

Gross margin	2,233	1,771	8,501	6,040

Operating costs and expenses:
Research and development	501	256	2,226	2,487
Selling, general and administrative	1,553	1,293	5,489	5,107

Total operating costs and expenses	2,054	1,549	7,715	7,594

Operating income (loss)	179	222	786	(1,554)

Interest income	30	—	56	—
Interest expense	—	(7)	—	(69)
Other income	49	50	217	208

Net income (loss)	$258	$265	$1,059	$(1,415)

Basic earnings (loss) per share – Common Stock	$0.01	$0.01	$0.06	$(0.12)

Basic earnings (loss) per share – Convertible Preferred Stock	$0.01	$0.01	$0.06

Diluted earnings (loss) per share	$0.01	$0.01	$0.05	$(0.12)

Weighted average number of shares – basic Common Stock	14,693	12,246	13,512	11,472

Convertible Preferred Stock (as converted)	5,373	5,373	5,373

Weighted average number of shares – diluted	15,483	12,351	14,737	11,472

AMERIGON INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2004	December 31, 2003
	(Unaudited)
ASSETS

Current Assets:
Cash & cash equivalents	$7,603	$844
Accounts receivable, net	4,763	5,882
Inventory	1,901	2,498
Prepaid expenses and other assets	308	224

Total current assets	14,575	9,448
Property and equipment, net	1,385	1,300
Deferred exclusivity fee		293
Patent costs, net	333	193

Total assets	$16,293	$11,234

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$3,199	$4,258
Accrued liabilities	1,605	868
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	5,004	5,326
Deferred manufacturing agreement – long term portion	1,050	1,250
Minority interest in subsidiary	—	19

Total liabilities	6,054	6,595

Shareholders’ equity:
Convertible Preferred Stock:
Series A – no par value; convertible; 9,000 shares authorized, 9,000 issued and outstanding at September 30, 2004 and December 31, 2003; liquidation preference of $11,520 at December 31, 2004 and 2003, respectively	8,267	8,267
Common Stock:
No par value; 30,000,000 shares authorized, 14,692,001 and 12,411,000 issued and outstanding at December 31, 2004 and 2003, respectively	51,277	46,758
Paid-in capital	20,202	20,180
Accumulated deficit	(69,507)	(70,566)

Total shareholders’ equity	10,239	4,639

Total liabilities and shareholders’ equity	$16,293	$11,234

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